Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

August 12, 2014

Barclays | Short Treasury Exposure: Barclays Inverse US Treasury Composite ETN (TAPR) FOR INSTITUTIONAL USE ONLY – NOT FOR FURTHER DISTRIBUTION – NOT FOR USE WITH RETAIL INVESTORS Short Treasury Exposure: Barclays Inverse US Treasury Composite ETN (TAPR) Providing exposure to rising US dollar Treasury Yields As the US economy gradually recovers from the depth of the 2008 recession, the Federal Reserve has begun tapering its unprecedented quantitative easing program. As a consequence, investors are seeking efficient means to hedge against, or benefit from, rising US interest rates. To that end, the Barclays Inverse US Treasury Composite ETN (the “ETN”) is designed to help investors position for rising US dollar Treasury yields. The TAPR ETN is linked to the performance of the Barclays Inverse US Treasury Futures Composite Index (the “Index”). The Index provides 100% short exposure to the returns of each of the 2-year, 5-year, 10-year, long-bond and ultra-long US Treasury futures contracts. As such, the TAPR ETN provides broad (inverse) exposure across the yield curve and does not depend on the performance of a single yield curve point. An investment in the ETNs involves significant risks and may not be suitable for all investors. For more information on risks associated with the ETNs, please see “Selected Risk Considerations” below and the risk factors included in the relevant prospectus. Please join us for a discussion on the current rates environment and the Barclays Inverse US ™

Barclays | Short Treasury Exposure: Barclays Inverse US Treasury Composite ETN (TAPR) Treasury Composite ETN. Click here to download the TAPR Factsheet. Click here to download the TAPR Prospectus. Tuesday, August 19, 2014 2:00pm–2:30pm EDT Dial-in details Conference ID: 86408697 Operator assisted toll-free dial-in number (US and Canada): +1 855 482 1154 In order to join this conference call, you will be required to provide the Conference ID Number listed above. Speakers Raina Mathur – Director, Barclays Manager Solutions Manish Saraf – Director, Barclays Rates Structuring Umang Bhatia – Vice President, Barclays Rates Trading RSVP RSVP by using the links below. Yes, I will attend No, I will not attend Selected Risk Considerations An investment in the Barclays ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Based on historical and hypothetical historical data, the level of the index has decreased significantly over time in the past and may continue to decrease significantly over the term of the ETNs. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the daily investor fee and the index rolling cost, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to a daily investor fee and index rolling cost, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs. Issuer Redemption: Barclays Bank PLC has the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity. Changes in the Prices of US Treasury Futures Contracts May Affect the Value of Your ETNs: The return on your ETNs is linked to the performance of the underlying index, which corresponds to changes in the prices of the US Treasury future contracts included in the index, and therefore such prices may affect the amount payable on your ETNs at maturity or upon early redemption and the market value of your ETNs. The Index Is Subject to Risk Associated with Synthetic Short Positions in US Treasury Futures Contracts: Because short positions are subject to unlimited risk of loss because there is no limit on the appreciation of the price of the relevant asset before the short position is closed. One or more of the US Treasury futures contracts to which the Index provides synthetic short exposure may appreciate substantially, which would have an adverse effect on the level of the Index and, accordingly, decrease the payment you receive at maturity or upon early redemption.

Barclays | Short Treasury Exposure: Barclays Inverse US Treasury Composite ETN (TAPR) Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the US stock or US Treasury markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on The NASDAQ Stock Exchange, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You will not receive any periodic interest payments on your ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 20,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. If you hold fewer than 20,000 ETNs or fewer than 20,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free +1 877 764 7284, or you may request a copy from any other dealer participating in the offering. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. The Barclays Inverse US Treasury Futures Composite Index is a trademark of Barclays Bank PLC. ©2014 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED | NO BANK GUARANTEE | MAY LOSE VALUE CSNY 506770